Exhibit 99(a) of the Form S-1 Registration Statement – Alternate Minimum Value

The Alternate Minimum Value continues to be available to Contracts issued in Pennsylvania. For all other states, the Alternate Minimum Value became unavailable to Contracts:
• issued in California, Hawaii, Indiana, Montana, Nebraska, and Rhode Island on or after January 27, 2020; and
• issued in all other states on or after November 18, 2019.
For Contracts with the Alternate Minimum Value, we establish an Alternate Minimum Value for each of your selected Index Options. On each Business Day during the Index Year, the Alternate Minimum Value for each of your selected Index Options is equal to:
•	87.5% x Index Option Base determined on the Term Start Date
• plus Accumulated Alternate Interest
•	plus the Daily Adjustment if this is an Index Option with the Index Precision Strategy, Index Guard Strategy, or Index Performance Strategy.
However, for Contracts issued in Pennsylvania on or after February 24, 2020, the Alternate Minimum Value does not accrue Accumulated Alternate Interest for Index Options available with the Index Precision Strategy, Index Guard Strategy, or Index Performance Strategy.
We track earned interest through the Accumulated Alternate Interest. On a daily basis, the interest that we add each day to the Accumulated Alternate Interest is equal to:  [(alternate minimum base) x alternate interest rate] ÷ 365
The alternate minimum base is equal to either 70% or 87.5% of the Index Option Base determined on the Term Start Date.
We use 70% if your Contract was issued in ….	We use 87.5% if your Contract was issued in ….
• Pennsylvania from April 29, 2019 to February 21, 2020, • California and Montana on or after July 22, 2019 • New Hampshire on or after June 24, 2019 • any other state on or after April 29, 2019	• Pennsylvania before April 29, 2019, or on or after February 24, 2020, • California and Montana before July 22, 2019 • New Hampshire before June 24, 2019 • any other state before April 29, 2019
We determine the Index Option Base used to calculate the Alternate Minimum Value and alternate minimum base at the end of the Business Day after applying any Credit, additional Purchase Payment, transfers into or out of the Index Option, partial withdrawals and deduction of Contract fees and expenses. We establish your alternate interest rate on the Issue Date; it is stated in your Contract and does not change once established.
On any Business Day we process a partial withdrawal from an Index Option we reduce each Alternate Minimum Value, alternate minimum base, and Accumulated Alternate Interest by the percentage of Index Option Value withdrawn (including any applicable withdrawal charge).
On any Term End Date that you transfer Index Option Value from one Index Option to another Index Option we also transfer its associated Accumulated Alternate Interest. The dollar amount of Accumulated Alternate Interest transferred is equal to the dollar amount of Index Option Value transferred divided by the total Index Option Value for the Index Option prior to the transfer, then multiplied by the Accumulated Alternate Interest for the Index Option prior to the transfer.
On any sixth Index Anniversary that you transfer Index Option Value from an Index Option to a Variable Option, in addition to reducing each Alternate Minimum Value and alternate minimum base as discussed above, we also reduce each Accumulated Alternate Interest by the percentage of Index Option Value transferred.
                                                                        Allianz Index Advantage®                                                    IXA-032 (05/2020)
Exhibit 99(a)

EXAMPLE FOR CONTRACTS USING 70% TO CALCULATE THE ALTERNATE MINIMUM BASE
This example shows how the Alternate Minimum Value changes throughout an Index Year as the Index returns fluctuate. It assumes you purchase a Contract, the Issue Date and Index Effective Date are the same day, and your alternate interest rate is 1%. You allocate $1,000 of your initial Purchase Payment to an Index Option with the Index Performance Strategy. This means that on the Index Effective Date the Index Option Base and Index Option Value are both $1,000; the Alternate Minimum Value is $875.00 ($1,000 Index Option Base x 87.50%); and the alternate minimum base is $700.00 ($1,000 Index Option Base x 70%). For simplicity we assume the Index Option Base is $1,000 throughout the Index Year. In reality your Index Option Base changes throughout the year with the deduction of any partial withdrawal you request and when we deduct the Contract fees and expenses.
Month	YTD Index Return	Index Option Value	Alternate Minimum Base	Accumulated Alternate Interest	Daily Adjustment	Alternate Minimum Value
Index Effective Date	0%	$1,000.00	$700.00	$0.00	$0.00	$875.00
1	5%	$1,031.18	$700.00	$0.58	$31.18	$906.76
2	9%	$1,055.14	$700.00	$1.17	$55.14	$931.31
3	2%	$1,021.89	$700.00	$1.75	$21.89	$898.64
4	-8%	$962.94	$700.00	$2.33	-$37.06	$840.27
5	-14%	$923.58	$700.00	$2.92	-$76.42	$801.50
6	-20%	$879.39	$700.00	$3.50	-$120.61	$757.89
7	-19%	$891.22	$700.00	$4.08	-$108.78	$770.30
8	-12%	$948.93	$700.00	$4.67	-$51.07	$828.60
9	-3%	$1,008.12	$700.00	$5.25	$8.12	$888.37
10	2%	$1,037.04	$700.00	$5.83	$37.04	$917.87
11	6%	$1,062.02	$700.00	$6.42	$62.02	$943.44
1st Index Anniversary	1%	$1,010.00	$714.00	$7.00	$10.00	$890.75
On the first Index Anniversary your Index Option Value and Index Option Base are both $1,010.00. This means your:
Alternate Minimum Value is equal to: ($1,010.00 x 87.50%) + $7.00 = $890.75 alternate minimum base is equal to:  ($1,010.00 x 70%) + $7.00 = $714.00
                                                                        Allianz Index Advantage®                                                    IXA-032 (05/2020)
Exhibit 99(a)

EXAMPLE FOR CONTRACTS USING 87.5% TO CALCULATE THE ALTERNATE MINIMUM BASE
This example shows how the Alternate Minimum Value changes throughout an Index Year as the Index returns fluctuate. It assumes you purchase a Contract, the Issue Date and Index Effective Date are the same day, and your alternate interest rate is 1%. You allocate $1,000 of your initial Purchase Payment to an Index Option with the Index Performance Strategy. This means that on the Index Effective Date the Index Option Base and Index Option Value are both $1,000, and the Alternate Minimum Value and alternate minimum base are both $875.00 ($1,000 Index Option Base x 87.50%). For simplicity we assume the Index Option Base is $1,000 throughout the Index Year. In reality your Index Option Base changes throughout the year with the deduction of any partial withdrawal you request and when we deduct the Contract fees and expenses.
Month	YTD Index Return	Index Option Value	Alternate Minimum Base	Accumulated Alternate Interest	Daily Adjustment	Alternate Minimum Value
Index Effective Date	0%	$1,000.00	$875.00	-	$0.00	$875.00
1	5%	$1,031.18	$875.00	$0.73	$31.18	$906.91
2	9%	$1,055.14	$875.00	$1.46	$55.14	$931.59
3	2%	$1,021.89	$875.00	$2.19	$21.89	$899.08
4	-8%	$962.94	$875.00	$2.92	-$37.06	$840.86
5	-14%	$923.58	$875.00	$3.65	-$76.42	$802.22
6	-20%	$879.39	$875.00	$4.38	-$120.61	$758.77
7	-19%	$891.22	$875.00	$5.10	-$108.78	$771.32
8	-12%	$948.93	$875.00	$5.83	-$51.07	$829.76
9	-3%	$1,008.12	$875.00	$6.56	$8.12	$889.68
10	2%	$1,037.04	$875.00	$7.29	$37.04	$919.33
11	6%	$1,062.02	$875.00	$8.02	$62.02	$945.04
1st Index Anniversary	1%	$1,010.00	$892.50	$8.75	$10.00	$892.50
On the first Index Anniversary your Index Option Value and Index Option Base are both $1,010.00. This means your Alternate Minimum Value and alternate minimum base are equal to:  ($1,010.00 x 87.50%) + $8.75 = $892.50
For Contracts issued in Pennsylvania on or after February 24, 2020, the Accumulated Alternate Interest for this example using the Index Performance Strategy would be $0 and the Alternate Minimum Value would be $883.75. The Accumulated Alternate Interest would also be $0 if the Index Guard Strategy or Index Precision Strategy were included in this example. However, if the Index Protection Strategy had been selected the Accumulated Alternate Interest would be $8.75.
                                                                        Allianz Index Advantage®                                                    IXA-032 (05/2020)
Exhibit 99(a)
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